
                           THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES               Exhibit 11
                                COMPUTATION OF NET EARNINGS PER SHARE
                                (in thousands, except per share data)
                                            (UNAUDITED)

------------------------------------------------------------------------------------------
                                                                Thirteen weeks ended
                                                        ----------------------------------
                                                           May 3, 1997       May 4, 1996
                                                        --------------      --------------
     Net Earnings.....................................         $23,146            $20,116

     Adjustment for interest on 4% convertible
       subordinated notes, net of income tax effect...             554                542

     Adjustment for interest on zero coupon convertible
       subordinated notes, net of income tax effect...             959                  -
------------------------------------------------------------------------------------------
(a)  Adjusted net earnings                                     $24,659            $20,658
------------------------------------------------------------------------------------------

     Average number of Common Shares outstanding
       during the period..............................          60,924             59,919

     Common shares assumed issued upon conversion of
       4% convertible subordinated notes..............           2,104              2,104

     Common shares assumed issued upon conversion of
       zero coupon convertible subordinated notes.....           3,513                  -

     Common Shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price,
       using the treasury stock method (1)............             671                924
------------------------------------------------------------------------------------------
(b)  Average number of Common Shares assumed
       outstanding during the period..................          67,212             62,947
------------------------------------------------------------------------------------------
     Net Earnings per Share (a/b).....................         $   .37            $   .33
------------------------------------------------------------------------------------------


(1) The number of Common Shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.